Exhibit 5.7

The Legal Center

One Riverfront Plaza

Newark, New Jersey 07102-5400

Tel: 973-643-7000

Fax: 973-643-6500

30 Rockefeller Plaza

New York, NY 10112

Tel: 212-643-7000

Fax: 212-643-6500

650 College Road East

Princeton, NJ 08540

Tel: 609-227-4600

Fax: 609-227-4646

March 19, 2012

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Re:     Pinnacle Entertainment, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted only as special New Jersey counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the New Jersey Guarantors (as defined below), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “ Securities Act”) of the offer and sale from time to time by the Company (and, with respect to the Guarantees (as defined below), by the Guarantors (as defined below)), on an immediate, delayed or continuous basis pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of $325,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2022 (the “Notes”) and guarantees (the “Guarantees”) to be issued in connection with the Notes by certain subsidiaries of the Company (collectively, the “Guarantors”), including, without limitation, ACE Gaming, LLC, a New Jersey limited liability company (“ACE”), and PNK Development 13, LLC, a New Jersey limited liability company (“PNK 13” and, together with ACE, the “New Jersey Guarantors”) pursuant to the Underwriting Agreement dated March 5, 2012 by and among the Company and the underwriters named therein (the “Underwriting Agreement”). We do not and have not represented the Company or the New Jersey Guarantors generally or made any independent review of any of these entities’ files. Your reliance on this opinion should be guided accordingly.

You have advised us, and we have assumed, that the Notes and the Guarantees were offered and sold pursuant to a prospectus supplement, dated March 5, 2012, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 7, 2012, to a prospectus dated March 5, 2012 (such prospectus, as amended and supplemented by the prospectus supplement, the “ Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-179890) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the Registration Statement and the Indenture dated as of March 19, 2012 (the “Indenture”) among the Company, the Guarantors identified therein and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), in connection with the issuance of the Notes. The Notes and the Guarantees are to be issued pursuant to the Indenture.

We also have examined such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have also obtained from officers of the New Jersey Guarantors or of the member or managing member of the New Jersey Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company, the New Jersey Guarantors and others.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that the Guarantees to which each of the New Jersey Guarantors is to be a party have been duly authorized by such New Jersey Guarantor.

The opinions set forth herein are expressly limited to the laws of the State of New Jersey and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations (including New Jersey securities or “blue sky” laws or regulations).

We consent to your filing this opinion as an exhibit to the Registration Statement and, if required by the rules and regulations of the Commission, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto. To effect such filing (by incorporation by reference), we hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

We further consent to the reliance on our opinion letter by Irell & Manella LLP, counsel to the Company and the Guarantors, for purposes of its opinion letter filed as Exhibit 5.1 to the Current Report on Form 8-K.

Very truly yours,

/s/ Sills Cummis & Gross P.C.